As filed with the Securities and Exchange Commission on October 6, 2014

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_______________________________

CannaVEST Corp.

(Exact name of Registrant as specified in its charter)

_______________________________

Delaware	2688 South Rainbow Blvd, Suite B Las Vegas, Nevada 89146	80-0944970
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices and zip code)	(I.R.S. Employer Identification Number)

 _______________________________

CANNAVEST CORP. AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

_______________________________

Michael Mona, Jr.

Chief Executive Officer
CannaVEST Corp.
2688 South Rainbow Blvd.
Suite B

Las Vegas, Nevada 89146

(860) 290-2157

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

John P. Cleary, Esq.

Procopio Cory Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, California 92130

(619) 515-3221

_______________________________

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.0001 per share (Reserved for issuance under the CannaVEST Corp. Amended and Restated 2013 Equity Incentive Plan)	10,000,000	$2.97	$29,700,000	$3,451.14

(1)         Represents the maximum number of shares of common stock issuable pursuant to awards under the annaVEST Corp. Ameed and Rested 2013 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction of or by the Registrant that results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the Plan.

(2)        Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The above calculation is based on the average of the bid and ask price of the common stock reported on the Over the County Bulletin Board on October 1, 2014.

(3)         Represents the Proposed Maximum Aggregate Offering Price multiplied by $.00013640.

CANNAVEST CORP.

REGISTRATION STATEMENT ON FORM S-8

INTRODUCTION

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by CannaVEST Corp. (the “Company” or “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register 10,000,000 shares of Common Stock, $0.0001 par value per share, issuable on a registered basis pursuant to stock options and other equity-based compensation awards that may have been or may be granted under the Company’s Amended and Restated 2013 Equity Incentive Plan.

This Registration Statement contains the form of reoffer prospectus in accordance with Part I of Form S-3 relating to 1,600,000 shares of the Company’s Common Stock, which are reofferings and resales of up to an aggregate of 1,600,000 shares of our common stock, issuable as stock awards or upon exercise of options under our Amended and Restated 2013 Equity Incentive Plan. The reoffer prospectus may be used for reoffer and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to each of the plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

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REOFFER PROSPECUTS

The date of this prospectus is October 2, 2014

CANNAVEST CORP.

2688 South Rainbow Blvd., Suite B

Las Vegas, Nevada 89146

1,600,000 Shares of Common Stock

This reoffer prospectus relates to 1,600,000 shares of our common stock, par value $0.0001 per share, that may be offered and resold from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. The shares included in this prospectus include shares issued or to be issued to the Selling Stockholders pursuant to our Amended and Restated 2013 Equity Incentive Plan, as amended (the “Plan”). It is anticipated that the Selling Stockholders will offer common shares for sale at prevailing prices on the Over-the-Counter Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

The Plan authorizes the issuance of up to 10,000,000 shares of our common stock to officers, directors, employees and consultants of the Company. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “CANV”. On October 1, 2014, the closing price of our common stock on such market was $2.97 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 2, 2014

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON.

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PROSPECTUS SUMMARY

Our Company

As used in this prospectus, unless otherwise stated, all references to the “Registrant”, “Company”, “we,” “our” and “us” refer to CannaVEST Corp. We were incorporated under the name Foreclosure Solutions, Inc. in the State of Texas on December 9, 2010 to provide information on pre-foreclosure and foreclosed residential properties to homebuyers and real estate professionals on its website. The Company generated no revenues nor was able to secure financing for its business plan. As a result, on November 16, 2012, the shareholders owning 6,979,900 outstanding shares of the Company’s stock sold their shares in private transactions to Mai Dun Limited, LLC, Mercia Holdings, LLC, General Hemp, LLC and Bamburgh Holdings, LLC. Upon consummation of these transactions, the buyers collectively acquired 99.7% of the total issued and outstanding shares. The Company reincorporated in Delaware on July 25, 2013.

On December 15, 2012, the Company entered into an Agreement for Purchase and Sale of Assets (the “PhytoSPHERE Agreement”) with PhytoSPHERE Systems, LLC (“PhytoSPHERE”) whereby upon the closing of the transaction the Company acquired certain assets of PhytoSPHERE in exchange for common stock and cash of the Company. The transaction closed on January 29, 2013. During 2013, we paid $950,000 in cash and issued 5,825,000 shares of common stock in full payment for those assets.

We are in the business of developing, producing, marketing and selling end consumer products to the nutraceutical industry containing the hemp plant extract, Cannabidiol (“CBD”), and reselling to third parties raw product acquired by us pursuant to our supply relationships in Europe. We seek to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Our business focus is divided into the following categories:

1.	Product development, manufacturing and distribution of hemp-derived products focused on the nutraceutical and beauty, cosmetic and personal care market sectors; and
2.	Supplier of bulk hemp oil.

Historically cultivated for industrial and practical purposes, hemp is used today for textiles, paper, auto parts, biofuel, cosmetics, animal feed, supplements and much more. The global hemp market in 2014 is estimated to offer over 25,000 products—an impressive scope for such a misunderstood and restricted commodity. The market for hemp-derived products is expected to increase exponentially over the next five years, and we believe we are well-positioned to be a dominant player in the hemp industry.

Current Operations

We currently manufacture, market, and sell products containing CBD. CBD is one of at least 65 cannabinoids found in hemp, and is non-psychoactive. It has been shown in certain clinical settings to not only promote overall wellness, but also to potentially treat a wide array of diseases. Dr. Sanjay Gupta’s CNN documentary, WEED, was just the latest in an explosion of mainstream media attention to the therapeutic potential of CBD. The Company is capitalizing on this exposure by offering CBD from industrial hemp oil in a variety of consumer products.

Our current product portfolio includes:

  PlusCBD™ – CBD-rich industrial hemp oil with the highest concentrations available. Designed for health and wellness;
  Cibdex™ – Both 25 mg CBD capsules and flavored tinctures packaged in bottles with concentrations of 100mg or 500 mg of CBD; and
  Cibaderm™ – Beauty products containing CBD-rich hemp oil including lotion, body wash, salve, shampoo, conditioner and hand cream.

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We have filed a trademark application for HempFit™, in connection with our line of products in development geared towards hemp seed oil, hemp protein powder, hemp seed and hemp seed meal/flour. We are expanding our product offerings and will continue to scale up our manufacturing processes to accommodate the new products in the pipeline.

Hemp Oil – Cannabidiol

We currently have over 1,000 metric tons of inventory on-hand or that is being processed. In addition, we have commitments from suppliers overseas for a significant amount of future inventory. Experts expect, and we agree that the demand for hemp-derived products will increase exponentially over the next five years. We have invested significant capital to develop and maintain relationships with growers on a global scale to ensure access to a significant percentage of the worldwide hemp crop. Despite this already large footprint, we continue to explore and develop other relationships to ensure that we can meet the expected demand for bulk hemp products well into the future.

We continue to perfect the processing of our hemp-based CBD. To that end, we established a research laboratory and pilot processing facility to increase our ability to purify and process cannabidiol. In the short time since its establishment, our lab has already purified natural (non-synthetic), hemp-based cannabidiol in excess of 97%, which resulted in our winning the prestigious High Times Medical Cannabis Cup in Seattle, Washington in September, 2013. To give perspective on this achievement, the second CBD place entry was only 54% pure (approximately). Since then, we have won similar competitions in Amsterdam, Detroit, and Los Angeles.

Fortune 500 companies like Ford, Patagonia and L’Oreal already manufacture and sell consumer products made of hemp. We believe the establishment of state-of-the-art facilities, processes, and procedures will allow us to be well positioned to get a jumpstart on the ever increasing demand for bulk hemp oil and fiber.

Our laboratory is uniquely equipped with qualified industry leaders and state of the art equipment for testing of constituents in hemp and removing CBD from the plant base material. Our lab is equipped with the very best tools and validated procedures to analyze hemp-based products. Each product is tested multiple times for cannabinoid content, pesticide residues, aromatic terpenoid compounds, and biological pathogens that could be harmful to the consumer. These protocols ensure that our products are consistent and the highest quality on the market.

Development Programs

The Company recently completed a partnering arrangement with Kentucky's Murray State University to assist in providing seeds, and also to provide agronomy, processing and quality testing consulting of the University’s hemp research pilot program under the Agricultural Act of 2014. We are working closely with Murray State to optimize hemp cultivars, yields and planting schematics. Additionally, we are pursuing opportunities within Kentucky to evaluate investment in processing equipment and mills.

Background

In a short time, the Company has established itself as a leader in the industrial hemp industry, with the mission of developing, producing and marketing products derived from hemp to consumers and manufacturers. The Company was established in Q4 2012, and our corporate history can be reviewed in our reports filed with the Securities and Exchange Commission, at www.sec.gov. The Company’s trading symbol is “CANV”, and it trades on the Over-the-Counter Bulletin Board (OTCBB).

A summary of our accomplishments to date:

1.	Purchased the assets of PhytoSPHERE Systems LLC, an internationally-recognized hemp biotechnology company. This acquisition provided the Company access to substantial inventory, an international network of growers, a seed bank of different hemp varieties suited to multiple purposes, and a license to the PhytoSPHERE name and trademark.

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2.	Enhanced our network of hemp farmers to insure increased supply to meet the anticipated needs of a growing market for CBD and related products.

3.	Established a state-of-the-art lab facility in San Diego to allow pilot-scale purification, production and analysis of our products, along with the infrastructure to research additional products.

4.	Developed an expanding network of customers creating greater awareness of the Company’s products and to established a foundation to increase our revenue base.

5.	Our 2014 Los Angeles High Times Medical Cannabis Cup win is the latest in many awards for CBD Simple™, which also won the 2013 High Times Cannabis Cup competition in Amsterdam and the 2013 Seattle High Times Cannabis Cup for Highest (hemp) CBD Concentrate. In addition, CBD Simple™ took top honors at the 2013 Michigan Medical Marijuana Conference “Green Cup” contest for Highest CBD Concentrate.

Strategic Plan – The next 3 years

1.	Continued expansion of our worldwide network of hemp farmers.

2.	Expand infrastructure investment in operating areas including sales, marketing, product development, finance and IT.

3.	Expansion of our product offerings containing natural, hemp-based CBD.

4.	Characterization of additional cannabinoids to drive continued product development.

5.	Scale our manufacturing process to repeatedly purify industrial hemp oil with predetermined quantities of CBD and other cannabinoids, and further characterize additional cannabinoids.

6.	Continue to monitor the industry and evaluate strategic acquisitions that will provide additional capabilities to achieve our strategic objective of being a dominant player in growing, harvesting, and processing hemp and hemp-derived products.

Market, Customers and Distribution Methods

Our market, customers and distribution methods are large and diverse. These markets range from hemp-based bio-plastics to textiles. This is an ever-evolving distribution system that today only has a few outlets in mainstream commercial and retail stores. However, we believe that as awareness grows for the “green,” environmentally-friendly products derived from hemp\cannabis, the industry will adapt its current product lines to integrate them with hemp-based additives or replace harmful components in their existing products with the components of hemp\cannabis.

To understand the market and consumers as well as distribution methods, we have studied all the uses of hemp\cannabis and its legal structure in the U.S. and abroad, including in the European Union, Africa and Latin America. There are more than 50,000 known uses for hemp\cannabis based products, most of which were used in the past and were replaced by cotton, petroleum\oil, concrete, corn and soybeans. We believe the market potentially represents trillions of dollars in worldwide product sales. We will focus on the products that management believes will have the greatest positive environmental impact, profitability and ease to market. These tend to be new, innovative products as well as the replacement of raw base materials for products that exist today, such as plastics, fuel, textiles, foods and beauty, cosmetic and personal care products.

Our target customers are first and foremost end consumers via Internet sales, direct-to-consumer health and wellness stores, collectives, cooperatives, affiliate sales and master distributors. Secondarily, we are targeting manufactures of products that can readily replace their raw base materials for our base materials, making the products more environmentally friendly and sustainable. Next, we will target retail stores with major distribution companies who have preexisting relationships with major retail chain stores. As we continue to develop our business, these markets may change, be re-prioritized or eliminated as management responds to consumer and regulatory developments.

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Competition

There are many developers of hemp-based consumer products, many of which are under-capitalized which we consider to be viable acquisition targets. There are also large, well-funded companies that currently do not offer hemp-based products but may do so in the future. Some of these companies may have a competitive advantage over us because they are better capitalized and established in the relevant markets (see, “RISK FACTORS”, below).

Intellectual Property and Trademarks

We have filed trademark protection on our brands, logos and marks including CannaVest, Cibaderm, Cibdex, Plus CBD and CBD Simple. We review our trademark portfolio on a routine basis and will continue to broaden our portfolio in a fiscally prudent manner. We intend to file for patent protection on certain products and methods important to our business, as those processes are developed and patentable. In connection with our purchase of assets from PhytoSPHERE, we acquired all URLs and domain names of PhytoSPHERE and an exclusive license to use the names “PhytoSPHERE” and “PhytoSPHERE Systems” in the development and commercialization of hemp-based products including CBD. Although we currently do not utilize that license, we may do so in the future.

Research and Development

We opened a laboratory facility in San Diego, California in September, 2013. Our lab focuses on process development, product testing and pilot production. We did not incur any research and development expenses during the period from December 9, 2010, (inception) through December 31, 2012. We incurred research and development expenses of $524,476 during the year ended December 31, 2013 and anticipate that we will spend approximately $700,000 dollars on research and development during fiscal 2014.

Government Regulation

For the first time since 1937, industrial hemp has been decriminalized at the federal level and can be grown legally in the United States, but on a limited basis. A landmark provision in the recently passed Agricultural Act of 2014 recognizes hemp as distinct from its genetic cousin, marijuana. Federal law now exempts industrial hemp from U.S. drug laws in order to allow for crop research by universities, colleges and state agriculture departments. The new federal law, written by U.S. Rep. Jared Polis (D-Colo) and U.S. Sen. Mitch McConnell (R-Ken), allows for agricultural pilot programs for industrial hemp “in states that permit the growth or cultivation of hemp.”

Employees

As of October 1, 2014, we have 17 employees. Michael Mona, Jr., our Chief Executive Officer and Chairman of our board of directors, spends about 50 hours per week on our operations. We are currently in discussions with qualified individuals to engage them for our research, development, business plan implementation and potential acquisitions of currently operating businesses.

Executive Offices

Our executive offices are located at 2688 South Rainbow Blvd., Suite B, Las Vegas, NV 89146. Our telephone number is (866) 290-2157. We maintain a laboratory and secondary office facilities in San Diego, California.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

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In addition to the risk factors below, Investors should read and are directed to the Company’s Risk Factors contained in its Form 8-K filed with the Commission on February 13, 2013. Such Risk Factors are deemed incorporated herein by this reference, and can be found by following the link below:

(http://www.sec.gov/Archives/edgar/data/1510964/000101968713000439/0001019687-13-000439-index.htm).

We have only a limited operating history, and the nature of our business.

Our operations have never been profitable, and it is expected that we will continue to incur operating losses in the future. During fiscal 2013, we generated revenue of $2,154,063, resulting in an operating loss of $1,617,333 and a net loss of $2,300,196. The cash balance at December 31, 2013 was $2,243,670 and the accumulated deficit was $2,444,412. During fiscal 2012 we did not generate any revenue, our operating loss was $43,018 and our net loss was $45,611. We did not generate any revenue in 2011 or 2010. There is no assurance that we will be able to fully implement our business model, generate any meaningful revenues or operate profitably in the future. Our failure to generate substantial revenues and achieve profitable operations in future periods will adversely affect our ability to continue as a going concern. If we should be unable to continue as a going concern, you could lose all of your investment in our company.

We will need additional financing which we may not be able to obtain on acceptable terms. If we cannot raise additional capital as needed, our ability to execute our business plan and grow our company will be in jeopardy.

Capital is needed not only to fund our ongoing operations and to pay our existing obligations, but capital is also necessary for the effective implementation of our business plan. Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses. On June 30, 2014, we had cash on hand of $9.2 million. We will need to raise significant additional capital to fund the future growth of our company, including advertising and marketing, continued investment in growing our customer base, product development and working capital investment including funding of future inventory commitments. We do not have any firm commitments to provide capital. Accordingly, we cannot assure you that additional working capital will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to continue to implement our business model is in jeopardy. In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

We have a limited customer base, and have severed our relationship with the customer that has historically provided the substantial majority of our revenues.

Historically, all of our agreements in place to sell our raw hemp oil were to a limited number of companies, each of which is affiliated with Medical Marijuana, Inc. (“MJNA”). Until August 11, 2014, approximately 90% of our sales were to HempMeds PX, LLC, which is a wholly-owned subsidiary of MJNA. On August 11, 2014, we terminated the Non-Exclusive License and Distribution Agreement with HempMeds PX, LLC (the “HempMeds Agreement”). As a result, we expect sales to HempMeds, PX, LLC to decline and perhaps discontinue entirely. Although we have been successful in securing additional customers and receiving revenue from other customers since the termination of the HempMeds Agreement, if those customers were to fail, and if we are not able to further expand our customer base, our prospects and operations would materially and negatively be affected. In addition, if our supply relationships end or if they become unable to pay for product delivered, our prospects and operations would materially and negatively be affected.

We are involved in litigation matters.

We are involved in multiple litigation matters that require the expenditure of cash and commitment of time to prosecute and defend. If determined adversely to the Company, these matters would have a material adverse effect on our business and prospects.

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On March 8, 2008, Far West Industries (“Far West”) sued Michael J. Mona, Jr., President and Chief Executive Officer of the Company and others for damages arising out of a land transaction in California (the “California Action”). On February 23, 2012, a judgment was entered in the California Action in favor of Far West against Mr. Mona and others in the amount of $17,777,562. On October 18, 2012, the judgment in the California Action was domesticated in Nevada and enforcement proceedings commenced including, but not limited to an examination of Mr. Mona as a judgment debtor, and garnishments of various accounts belonging to Mr. Mona. During the period, Mr. Mona loaned $3,000,000 to Roen Ventures, which was subsequently loaned to the Company. The suit alleges that the loan transactions were intended to prejudice creditors like Far West by concealing and wasting assets that would otherwise be available to satisfy the judgment that Far West has against Mr. Mona. Pursuant to a Second Amendment Complaint filed by Far West Industries on February 20, 2014, the Company was added as a defendant to the suit. On March 17, 2014, the Company was served with a complaint from Far West Industries. In summary, Far West alleges that the Company is in possession of funds as a result of an allegedly fraudulent transfer between Mr. Mona, Roen Ventures, LLC, and the Company. On May 13, 2014, a motion to dismiss filed by the Company was granted and thus, the Company is no longer be a defendant in the lawsuit.

On April 23, 2014, Tanya Sallustro filed a purported class action complaint (the “Complaint”) in the Southern District of New York (the “Court”) alleging securities fraud and related claims against the Company and certain of its officers and directors and seeking compensatory damages including litigation costs. Ms. Sallustro alleges that between March 18-31, 2014, she purchased 325 shares of the Company’s common stock for a total investment of $15,791. The Complaint refers to Current Reports on Form 8-K and Current Reports on Form 8-K/A filings made by the Company on April 3, 2014 and April 14, 2014, in which the Company amended previously disclosed sales (sales originally stated at $1,275,000 were restated to $1,082,375 - reduction of $192,625) and restated goodwill as $1,855,512 (previously reported at net zero). Additionally, the Complaint states after the filing of the Company’s Current Report on Form 8-K on April 3, 2014 and the following press release, the Company’s stock price “fell $7.30 per share, or more than 20%, to close at $25.30 per share.” Subsequent to the filing of the Complaint, six different individuals have filed a motion asking to be designated the lead plaintiff in the litigation. The Court held a hearing on August 14, 2014 to consider the motions for designation as lead plaintiff. The other individuals seeking lead plaintiff designation are: Wayne Chesner; Anamaria Schelling; Mark Williams; Otilda LaMont; Jane Ish and Steve Schuck. At this time the Court has not yet issued a ruling appointing a lead plaintiff. The Company has not yet answered the Complaint and management intends to vigorously defend the allegations. Since the action was recently filed and no discovery has been conducted, an estimate of the possible loss cannot be made at this time.

On August 11, 2014, we terminated the Non-Exclusive License and Distribution Agreement with HempMeds PX, LLC (the “HempMeds Agreement”). On August 22, 2014, HempMeds filed a complaint in the Eighth Judicial District, Clark County, Nevada (the “Nevada Complaint”) against us for breach of the HempMeds Agreement. At the same time, HempMeds filed a Motion for Preliminary Injunction, asking the court to reinstate the HempMeds Agreement. We are vigorously opposing that motion, which was initially heard on September 10, 2014, and will be heard again on October 2, 2014. The Company has not yet answered the Nevada Complaint and management intends to vigorously defend the allegations. Since the action was recently filed and no discovery has been conducted, an estimate of the possible loss or recovery cannot be made at this time.

On September 11, 2014, we filed a complaint for trademark infringement against Kannaway, LLC, General Hemp, LLC and HDDC Holdings, LLC in the United States District Court, Southern District of California, Case No. 14-cv-2160-CAB-BLM, asserting that the defendants have infringed our CANNABIS BEAUTY DEFINED™ trademarks. Defendants have not responded. Management intends to vigorously prosecute this complaint. Since the action was recently filed and no discovery has been conducted, an estimate of the possible recovery cannot be made at this time.

Our common stock is currently quoted on the OTC Markets, but trading in the securities is limited, and trading in these securities is, or could be, subject to the penny stock rules.

Currently, our common stock is quoted on the OTC Markets. The market for these securities is extremely limited and there are no assurances an active market for either security will ever develop. Additionally, securities which trade at less than $5.00 per share, such as our securities, are considered a “penny stock,” and subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements would severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

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Provisions of our Certificate of Incorporation and Bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

Conflicts of Interest.

One of our board members, Bart Mackay, owns 100% of Roen Ventures, LLC (“Roen Ventures”), which owns 10,000,000 shares of our common stock, or 30.2% of our issued and outstanding shares. Mr. Mackay also owns 100% of Mai Dun, LLC, Mercia Holdings, LLC, and Mackay Ventures which together own 7,823,518 shares of our common stock. As a result, Mr. Mackay beneficially owns 17,823,518 shares, representing 53.8% of our issued and outstanding shares. In addition, our Vice President of Operations, Michael Mona III, is the son of our Chief Executive Officer and also beneficially owns 2,025,000 shares of our common stock. He owns 750,000 shares directly, 750,000 shares through the MikNik Trust and 525,000 shares through Shire Ltd, LLC. These holdings constitute 6.1% of our issued and outstanding shares.

Dilution.

As of August 31, 2014, the Company has issued and outstanding 33,116,666 shares of its capital stock. The Company plans to compensate management, employees, members of the Board of Directors and other service providers through the issuance of shares of our common stock and options to purchase our common stock. These issuances will have the effect of diluting our investors and stockholders.

We cannot assure profitability based on our developmental nature.

The Company’s business is speculative and dependent upon the timely implementation of its business model to gain customers for the purchase of the raw hemp oil we secure and to develop and commercialize current and future products. The Company is unsure that its efforts will be successful or result in continued revenues or profit. There can be no assurance that the Company will ever earn significant revenues or that investors will not lose their entire investment.

We may not be able to effectively manage growth.

The Company expects its growth to place a substantial strain or its managerial, operation and financial resources. The Company cannot assure that it will be able to effectively manage the expansion of its operations, or that its facilities, systems, procedures or controls will be adequate to support its operations. The Company’s inability to manage future growth effectively would have a material adverse effect on its business, financial condition and results of operations.

Our management may not be able to control costs in an effective or timely manner.

The Company’s management has used reasonable efforts to assess, predict and control costs and expenses. However, the Company only has a brief operating history upon which to base those efforts. Although the Company’s current management has extensive business background that experience is in industries unrelated to our business. Implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

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The failure to attract and retain key employees could hurt our business.

Our success also depends upon our ability to attract and retain numerous highly qualified employees. Our failure to attract and retain skilled management and employees may prevent or delay us from pursuing certain opportunities. If we fail to successfully hire many management roles, fail to fully integrate new members of our management team, lose the services of key personnel, or fail to attract additional qualified personnel, it will be significantly more difficult for us to achieve our growth strategies and success.

The commercial success of our products is dependent, in part, on factors outside our control.

The commercial success of our products in development is dependent upon unpredictable and volatile factors beyond our control, such as the success of our competitors’ products. Many of our potential competitors are better capitalized that we are, and have more brand recognition and experience in the nutraceutical consumer product business. Our failure to attract market acceptance and a sustainable competitive advantage over our competitors would materially harm our business.

Limitation on Liability; Indemnification.

The Company’s Bylaws contain limitations on the liability of, and indemnification in favor of, the Company’s management and board of directors (collectively, “Indemnified Persons”) for any action taken, or any failure to act, on behalf of the Company unless such act or omission has been determined in a final judicial proceeding: (a) to constitute fraud, gross negligence or willful misconduct and (b) with respect to any criminal action or proceeding, to have been taken or suffered with reasonable cause to believe that such Indemnified Person’s conduct was unlawful.

Cautionary Note Regarding Forward-Looking StatementS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

Use of Proceeds

We will not receive any proceeds from the sale of common shares by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders will receive all proceeds from the sales of these common shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their common shares).

Selling Stockholders

The selling shareholders named in this prospectus (the “Selling Shareholders”) are offering all of the 1,600,000 shares offered through this prospectus, all of which are issued or to be issued under our Amended and Restated 2013 Equity Incentive Plan, as amended (the “Plan”).

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the Plan to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

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Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security. The percentages for each Selling Stockholder are calculated based on 33,116,666 shares issued and outstanding as of August 31, 2014, plus any additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law.

Name	Shares Beneficially Owned Prior to this Offering (1)		Number of Shares Being Offered	Shares Beneficially Owned Upon Completion of the Offering (1)
	Number	Percent (2)		Number	Percent (3)
Michael Mona III (6)	2,250,000	6.794%	1,000,000 (4)	3,250,000	9.361%
Joseph Dowling (7)	0	*	600,000 (5)	600,000	1.728%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days.
(2)	Based upon 33,116,666 shares of common stock issued and outstanding as of the date of this prospectus.
(3)	Based upon 34,716,666 shares of common stock issued and outstanding, including the issuance of an aggregate of 1,600,000 to the individuals listed in the table above.
(4)	Comprised of (i) 250,000 shares, fully vested, (ii) 250,000 shares, vested and issuable on January 1, 2015, and (iii) options to purchase 500,000 shares, vesting in installments.
(5)	Comprised of options to purchase 600,000 shares, vesting in installments over 4 years.
(6)	Mr. Mona III is the Company’s Vice President, Operations.
(7)	Mr. Dowling is the Company’s Chief Financial Officer.
*	Less than one percent (1%).

PLAN OF DISTRIBUTION

Timing of Sales

Under our Amended and Restated 2013 Equity Incentive Plan, as amended, we are authorized to issue up to 10,000,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the Selling Stockholders determine from time to time.

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Manner Of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The Selling Stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

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Regulation M

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

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Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Procopio, Cory, Hargreaves & Savitch, LLP, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified pursuant to our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

CannaVEST Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and filed with the SEC on May 15, 2014, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and filed with the SEC on August 14, 2014;

(3) The Registrant’s Quarterly Report Amendments on Form 10-Q/A, filed with the SEC on April 24, 2014 and May 21, 2014;

(4) The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 16, 2014, January 28, 2014, March 26, 2014, May 12, 2014, June 19, 2014, July 29, 2014, and August 14, 2014;

(5) The Registrant’s Current Report Amendments on Form 8-K/A, filed with the SEC on April 14, 2014 and April 30, 2014;

(6) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 2, 2014;

(7) All other filings made by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(8) The description of the Registrant’s common stock contained in the Registrant’s Registration Statements filed under the Exchange Act, including any amendments or reports filed for the purposes of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

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• any breach of their duty of loyalty to the Registrant or its stockholders;

• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

• any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant may enter into agreements of indemnification with our directors to provide for indemnification to the fullest extent permitted under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	CannaVEST Corp. Amended and Restated 2013 Equity Incentive Plan, incorporated by reference to Appendix 3 of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 2, 2014.
4.2	Form of Stock Option Grant Notice for use with Amended and Restated 2013 Equity Incentive Plan*
4.3	Form of Stock Award Agreement for use with Amended and Restated 2013 Equity Incentive Plan*
5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.*
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation, independent registered public accounting firm.*
23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8.
24.1	Power of Attorney, incorporated by reference to the Signature Page of this Registration Statement on Form S-8.

 ___________________________________

* Filed herewith

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Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 2nd day of October, 2014.

CANNAVEST CORP.

By:	/s/ Michael Mona Jr.

Michael Mona Jr., Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Mona, Jr. and Joseph Dowling, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL MONA, JR. Michael Mona, Jr.	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	October 2, 2014

/s/ BART P. MACKAY Bart P. Mackay	Director	October 2, 2014

/s/ LARRY RASKIN Larry Raskin	Director	October 2, 2014

/s/ JOSEPH DOWLING Joseph Dowling	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 2, 2014

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